SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: December 30, 2010

ENSURGE, INC.
(Exact name of registrant as specified in charter)

NEVADA	33- 03275	87-0431533
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

2825 E. Cottonwood Parkway, Suite 500
               Salt Lake City, Utah 84121
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (801) 990-3457

The Company is amending the 8-K date December 30, due to the need to change the description of how many warrants were being purchased was not consistent.  The number of warrants stated in word format that the Company was issuing four million warrants, which was not correct, while in the number format showing 1,600,000 warrants being issued, which was correct.  The corrected language is set within the following paragraph.

Item 3.02 Unregistered Sale of Equity Securities

Effective December 30, 2010, the Company accepted private placement funds from an institutional investor.  A total of $800,000 was received in exchange for warrants exercisable for the right to purchase one million six hundred thousand (1,600,000) shares of the Company’s common stock.  No additional consideration is required to exercise the warrants.  The Company has approximately 29 million shares common stock issued and outstanding. If the entire warrant for 1,600,000 were excised the outstanding would be approximately 32 million shares of common stock issued and outstanding.  The Company believes the conversions are exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933 (as amended), as a private transaction not involving a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSURGE, INC.

Date: January 12, 2011	By /s/ Jeff A. Hanks
Jeff A. Hanks
Chief Financial Officer